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Exhibit 5.1

Jones Waldo Holbrook & McDonough, PC
170 South Main Street, Suite 1500
Salt Lake City, UT 84101
Tel: 801-521-3200
Fax: 801-328-0537

March 23, 2015

ARC Group Worldwide, Inc.
810 Flightline Blvd.
Deland, FL 32724

RE:    Registration Statement on Form S-1

Ladies and Gentleman:

        This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-200666), as amended (the "Registration Statement"), filed by ARC Group Worldwide, Inc., a Utah corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,450,000 shares of the Company's common stock (including up to 450,000 shares issuable upon exercise of an option to purchase additional shares granted to the underwriters by the Company), $0.0005 par value per share (the "Shares"), that will be issued and sold by the Company. We understand the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, Brean Capital, LLC and Imperial Capital, LLC (the "Underwriting Agreement").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

        We express no opinion herein as to the laws of any state or jurisdiction other than the Utah Revised Business Corporation Act and the federal laws of the United States of America.

        On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.

Very Truly Yours
/s/ Jones Waldo Holbrook & McDonough, PC

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  Exhibit 5.1